Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2022 FINANCIAL RESULTS
QUARTERLY DISTRIBUTION INCREASED TO $0.30 PER SHARE
Chicago, IL - November 4, 2022 - OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended September 30, 2022. On November 1, 2022, OFS Capital’s Board of Directors declared a distribution of $0.30 per common share for the fourth quarter of 2022, a 3.4% increase compared to the prior quarter distribution, payable on December 30, 2022 to stockholders of record as of December 23, 2022.
THIRD QUARTER FINANCIAL HIGHLIGHTS
•Net investment income of $4.4 million, or $0.33 per common share.
•Adjusted net investment income (“Adjusted NII”)(1) of $4.4 million, or $0.33 per common share, for the quarter ended September 30, 2022. This compares to Adjusted NII of $3.3 million, or $0.24 per common share, for the quarter ended June 30, 2022.
•Net loss on investments of $1.04 per common share, primarily comprised of unrealized losses of $1.00 per common share; there were no new non-accruals.
•As of September 30, 2022, based on fair value, 94% of our loan portfolio consisted of floating rate loans and 99% of our loan portfolio consisted of senior secured loans.
•For the quarter ended September 30, 2022, the investment portfolio’s weighted-average performing income yield increased to 11.6% from 9.1% during the prior quarter.
•As of September 30, 2022, approximately 99% of our outstanding debt matures in 2025 and beyond, 65% of our outstanding debt has a fixed interest rate and 51% of our outstanding debt is unsecured.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)	Three Months Ended
(Per common share)	September 30, 2022	June 30, 2022
Net Investment Income
Net investment income	$0.33	$0.47

Net Realized/Unrealized Gain (Loss)
Net realized loss on investments	$(0.04)	$(0.01)
Net unrealized 1oss on investments	(1.00)	(1.11)
Net loss on investments	$(1.04)	$(1.12)

Earnings (Loss)
Earnings (loss)	$(0.71)	$(0.66)

Net Asset Value
Net asset value	$13.58	$14.57
Distributions paid	$0.29	$0.29

Adjusted NII (1) — Non-GAAP
Net investment income	$0.33	$0.47
Capital gain incentive fee accrual	—	(0.23)
Adjusted NII — Non-GAAP	$0.33	$0.24

	As of
(in millions, except per share data)	September 30, 2022	June 30, 2022
Balance Sheet Highlights (unaudited)
Investment portfolio, at fair value	$516.6	$547.7
Total assets	538.2	567.3
Net asset value per common share	13.58	14.57

“We are pleased to announce a dividend increase for the fourth quarter. Our third quarter NII of $0.33 per share was solid due to strong growth in interest and fee related income,” said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “As interest rates continue to rise, we believe our balance sheet is well positioned as 94% of our loans are floating rate and 65% of our debt is fixed rate.”

(1)    On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on basis other than in accordance with generally accepted accounting principles of the United States of America (“GAAP”). Adjusted NII represents net investment income, excluding the capital gains incentive fee, in periods in which such expense occurs. GAAP requires recognition of a capital gains incentive fee in our financial statements when aggregate net realized and unrealized capital gains, if any, on a cumulative basis is positive from the date of the election to be a BDC through the reporting date. Such fees are subject to further conditions specified in the investment advisory agreement with OFS Capital Management, LLC, principally related to the realization of such net gains, before OFS Capital Management, LLC is entitled to payment, and such recognized fees are subject to the risk of reversal should unrealized gains diminish to become losses. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include the net gains, realized or unrealized, associated with the capital gains incentive fee.
Management believes Adjusted NII facilitates the analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP. A reconciliation of net investment income determined in accordance with GAAP to Adjusted NII is set forth in Schedule I to this press release.

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions, except for per share data)

	As of and for the Three Months Ended
Portfolio Overview	September 30, 2022	June 30, 2022
Investment portfolio, at fair value	$516.6	$547.7
Weighted-average performing income yield - interest-bearing investments (2)	11.6%	9.1%
Weighted-average realized yield - interest-bearing investments (3)	10.8%	8.6%
Weighted-average realized yield on total investments (4)	10.3%	8.2%
The increase in our weighted-average performing income yield was primarily due to rising interest rates and prepayment fees related to portfolio payoffs.
The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)Income yield is calculated as (a) the actual amount earned on performing investments, including interest and prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing investments amortized cost.
(3)    Realized yield is computed as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and net loan fees, divided by (b) the weighted-average of total interest-bearing investments amortized cost, in each case, including debt investments on non-accrual status and non-income producing structured finance securities.
(4)    Realized yield is computed as (a) the actual amount earned on all investments including interest, dividends and prepayment fees, amortization of net loan fees, and dividends received divided by (b) the weighted-average of total investments amortized cost or cost.

	Three Months Ended
Portfolio Activity	September 30, 2022	June 30, 2022
Investments in new portfolio companies	$7.6	$26.9
Investments in existing portfolio companies	14.7	4.4
Investments in structured finance securities	—	21.1

As of September 30, 2022, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $516.6 million, which was equal to approximately 105% of amortized cost;
•Debt investments of $331.6 million in 57 portfolio companies, of which 99% and 1% were senior secured loans and subordinated loans, respectively;
•Equity investments of $95.2 million;
•23 structured finance securities totaling $89.9 million; and
•Unfunded commitments of $38.3 million to 15 portfolio companies.
During the quarter ended September 30, 2022, no new loans were placed on non-accrual status.
RESULTS OF OPERATIONS
Investment Income
For the quarter ended September 30, 2022, total investment income increased by $2.9 million compared to the quarter ended June 30, 2022 to $13.4 million, primarily due to increases in interest and fee income of $2.2 million and $0.5 million, respectively. Interest income increased $2.2 million compared to the prior quarter, primarily due to rising floating base rates including LIBOR and SOFR. Our portfolio’s weighted-average performing income yield was 11.6% for the quarter ending September 30, 2022, up from 9.1% for the quarter ending June 30, 2022.
Expenses
For the quarter ended September 30, 2022, total expenses increased by $4.8 million compared to the quarter ended June 30, 2022 to $9.0 million, primarily due to a reversal of a previously accrued capital gains fee of $3.0 million in the prior quarter. Interest expense for the quarter ended September 30, 2022 increased $0.7 million compared to the prior quarter, primarily due to the increase in the effective interest rate from 3.2% to 5.2% on our BNP Facility resulting from SOFR rate increases.
Net Gain (Loss) on Investments
Our portfolio experienced net losses of $13.9 million in the third quarter of 2022, primarily as a result of unrealized depreciation of $13.5 million on our debt and equity investments and realized losses of $0.9 million on our loans. Unrealized depreciation for the quarter ended September 30, 2022 was primarily related to some company specific performance factors impacting three transactions, of which one was an equity appreciation right and the other two were existing non-accrual loans.
LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2022, we had $13.1 million in cash, which includes $6.2 million held by our wholly owned small business investment company, OFS SBIC I, LP (“SBIC I LP”), and $3.7 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by SBIC I LP and OFSCC-FS is restricted by regulatory and contractual conditions, including limitations on the amount of cash SBIC I LP and OFSCC-FS can distribute to us.
As of September 30, 2022, we had an unused commitment of $33.5 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $28.6 million under our revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants. Based on fair values and equity capital at September 30, 2022, we could access all unused commitments under our credit facilities and remain in compliance with the 1940 Act asset coverage requirement.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, November 4, 2022, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 14, 2022 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #3731823.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the third quarter ended September 30, 2022.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Total investments, at fair value (amortized cost of $489,848 and $457,312, respectively)	$516,615	$507,099
Cash	13,052	43,048
Interest receivable	1,829	1,475
Receivable for investments sold	3,568	14,893
Prepaid expenses and other assets	3,170	2,533
Total assets	$538,234	$569,048

Liabilities
Revolving lines of credit	$122,900	$100,000
SBA debentures (net of deferred debt issuance costs of $271 and $555, respectively)	50,649	69,365
Unsecured notes (net of deferred debt issuance costs of $3,896 and $4,554, respectively)	176,104	175,446
Interest payable	2,012	3,685
Payable to adviser and affiliates	3,786	6,217
Payable for investments purchased	—	8,788
Accrued professional fees	310	452
Other liabilities	399	1,351
Total liabilities	356,160	365,304

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,406,971 and 13,422,413 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	134	134
Paid-in capital in excess of par	185,010	185,113
Total distributable earnings (losses)	(3,070)	18,497
Total net assets	182,074	203,744

Total liabilities and net assets	$538,234	$569,048

Number of shares outstanding	13,406,971	13,422,413
Net asset value per share	$13.58	$15.18

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Investment income
Interest income	$12,550	$10,144	$32,738	$30,902
Dividend income	279	70	1,042	312
Fee income	539	375	966	1,282
Total investment income	13,368	10,589	34,746	32,496
Expenses
Interest expense	4,657	4,234	12,224	13,300
Management fee	1,986	1,950	6,062	5,660
Income Incentive Fee	1,093	—	1,093	809
Capital Gains Fee	—	102	(1,916)	102
Professional fees	396	354	1,155	1,230
Administration fee	435	335	1,309	1,342
Other expenses	429	379	1,194	1,033
Total expenses	8,996	7,354	21,121	23,476
Net investment income	4,372	3,235	13,625	9,020
Net realized and unrealized gain (loss) on investments
Net realized gain (loss), net of taxes	(530)	3,253	(503)	(7,497)
Net unrealized gain (loss), net of taxes	(13,400)	6,901	(22,999)	40,780
Net gain (loss) on investments	(13,930)	10,154	(23,502)	33,283
Loss on extinguishment of debt	—	(224)	(144)	(2,523)
Net increase (decrease) in net assets resulting from operations	$(9,558)	$13,165	$(10,021)	$39,780
Net investment income per common share – basic and diluted	$0.33	$0.24	$1.01	$0.67
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$(0.71)	$0.98	$(0.75)	$2.97
Distributions declared per common share	$0.29	$0.24	$0.86	$0.66
Basic and diluted weighted average shares outstanding	13,428,410	13,415,276	13,425,466	13,412,125

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19405, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, adjusted net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that the Company’s balance sheet is well positioned in a rising interest rate environment due to a high percentage of floating rate loans in the portfolio and a majority of liabilities that have a fixed rate of interest, when there can be no assurance that such a composition will lead to future success; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in “Part II, Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and September 30, 2022, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

5   Registration does not imply a certain level of skill or training

Schedule 1
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on basis other than in accordance with GAAP. Adjusted NII represents net investment income, excluding the capital gains incentive fee, in periods in which such expense occurs. GAAP requires recognition of a capital gains incentive fee in our financial statements when aggregate net realized and unrealized capital gains, if any, on a cumulative basis from the date of the election to be a BDC through the reporting date is positive. Such fees are subject to further conditions specified in the investment advisory agreement with OFS Capital Management, LLC, principally related to the realization of such net gains, before OFS Capital Management, LLC is entitled to payment, and such recognized fees are subject to the risk of reversal should unrealized gains diminish to become losses. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include the net gains, realized or unrealized, associated with the capital gains incentive fee. Management believes Adjusted NII facilitates analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the three months ended September 30, 2022 and June 30, 2022 and nine months ended September 30, 2022 and 2021, respectively (dollar amounts in thousands, except per share data) (unaudited):

	Three Months Ended				Nine Months Ended
	September 30, 2022		June 30, 2022		September 30, 2022		September 30, 2021
	(000's)	Per Share	(000's)	Per Share	(000's)	Per Share	(000's)	Per Share
Net investment income	$4,372	$0.33	$6,248	$0.47	$13,625	$1.01	$9,020	$0.67
Capital Gains Fee	—	—	(2,988)	(0.23)	(1,916)	(0.14)	102	0.01
Adjusted NII	$4,372	$0.33	$3,260	$0.24	$11,709	$0.87	$9,122	$0.68
Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.